Exhibit 23.4

Consent of Oliver Wyman Consultoria em Estratégia de Negócios Ltda.

We hereby consent to (1) the use of and all references to the name of Oliver Wyman Consultoria em Estratégia de Negócios Ltda. in the prospectus included in the registration statement on Form F-1 of Nu Holdings Ltd. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary,” “Presentation of Financial and Other Information,” and “Business” sections of the Registration Statement; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the above-mentioned sections of the Registration Statement.

By:	/s/ Nuno Monteiro
Name:	Nuno Monteiro
Title:	Partner